                                                                       EXHIBIT 1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 VERISIGN, INC.,

                        ILLINOIS ACQUISITION CORPORATION

                                       AND

                            ILLUMINET HOLDINGS, INC.



                                                              SEPTEMBER 23, 2001

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


                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I  THE MERGER ........................................................1

     1.1       The Merger ....................................................1
     1.2       Effective Time; Closing .......................................1
     1.3       Effect of the Merger ..........................................2
     1.4       Certificate of Incorporation; Bylaws ..........................2
     1.5       Directors and Officers ........................................2
     1.6       Effect on Capital Stock .......................................2
     1.7       Exchange of Certificates ......................................3
     1.8       No Further Ownership Rights in Company Common Stock ...........6
     1.9       Restricted Stock ..............................................6
     1.10      Tax Consequences ..............................................7
     1.11      Alternative Transaction Structure .............................7
     1.12      Taking of Necessary Action; Further Action ....................7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY ........................7

     2.1       Organization; Subsidiaries ....................................8
     2.2       Company Capitalization ........................................8
     2.3       Obligations With Respect to Capital Stock .....................9
     2.4       Authority; Non-Contravention .................................10
     2.5       SEC Filings; Company Financial Statements ....................12
     2.6       Absence of Certain Changes or Events .........................13
     2.7       Taxes ........................................................14
     2.8       Title and Operation of Properties ............................16
     2.9       Intellectual Property ........................................16
     2.10      Compliance with Laws .........................................18
     2.11      Litigation ...................................................19
     2.12      Employee Benefit Plans .......................................19
     2.13      Environmental Matters ........................................23
     2.14      Certain Agreements ...........................................24
     2.15      Customer Contracts and Network Operations ....................26
     2.16      Brokers' and Finders' Fees ...................................27
     2.17      Insurance ....................................................27
     2.18      Disclosure ...................................................27
     2.19      Board Approval ...............................................27
     2.20      Fairness Opinion .............................................28
     2.21      DGCL Section 203 and Rights Agreement ........................28
     2.22      Affiliates ...................................................28

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB ........28

     3.1       Organization of Parent and Merger Sub ........................29
     3.2       Parent and Merger Sub Capitalization .........................29
     3.3       Obligations With Respect to Capital Stock ....................30

     3.4       Authority; Non-Contravention .....................................................30
     3.5       SEC Filings; Parent Financial Statements .........................................31
     3.6       Absence of Certain Changes or Events .............................................32
     3.7       Taxes ............................................................................32
     3.8       Intellectual Property ............................................................33
     3.9       Litigation .......................................................................33
     3.10      Disclosure .......................................................................33
     3.11      Parent Contracts .................................................................34
     3.12      Brokers' and Finders' Fees .......................................................34
     3.13      Board Approval ...................................................................34
     3.14      DGCL Section 203 .................................................................34

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME .................................................34

     4.1       Conduct of Business by Company ...................................................34
     4.2       No Parent Dividend ...............................................................37

ARTICLE V  ADDITIONAL AGREEMENTS ................................................................37

     5.1       Proxy Statement/Prospectus; Registration Statement;
               Antitrust and Other Filings ......................................................37
     5.2       Meeting of Company Stockholders ..................................................38
     5.3       No Solicitation ..................................................................40
     5.4       Confidentiality; Access to Information ...........................................42
     5.5       Public Disclosure ................................................................42
     5.6       Reasonable Efforts; Notification .................................................42
     5.7       Third Party Consents .............................................................43
     5.8       Stock Options and ESPP ...........................................................44
     5.9       Form S-8 .........................................................................44
     5.10      Indemnification ..................................................................44
     5.11      Nasdaq Listing ...................................................................45
     5.12      Letter of Company's Accountants ..................................................45
     5.13      Takeover Statutes; Company Rights Agreement ......................................45
     5.14      Certain Employee Benefits ........................................................46
     5.15      Section 16 Matters ...............................................................46
     5.16      Company Affiliates; Restrictive Legend ...........................................47

ARTICLE VI  CONDITIONS TO THE MERGER ............................................................47

     6.1       Conditions to Obligations of Each Party to Effect the Merger .....................47
     6.2       Additional Conditions to Obligations of Company ..................................48
     6.3       Additional Conditions to the Obligations of Parent and Merger Sub ................48

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER ..................................................50

     7.1       Termination ......................................................................50
     7.2       Notice of Termination; Effect of Termination .....................................51
     7.3       Fees and Expenses ................................................................52
     7.4       Amendment ........................................................................53
     7.5       Extension; Waiver ................................................................53

ARTICLE VIII GENERAL PROVISIONS .................................................................53


                                       ii

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     8.1       Non-Survival of Representations and Warranties ...............53
     8.2       Notices ......................................................53
     8.3       Interpretation; Certain Defined Terms ........................54
     8.4       Counterparts .................................................56
     8.5       Entire Agreement; Third Party Beneficiaries ..................56
     8.6       Severability .................................................56
     8.7       Other Remedies; Specific Performance .........................56
     8.8       Governing Law ................................................57
     8.9       Rules of Construction ........................................57
     8.10      Assignment ...................................................57
     8.11      Waiver Of Jury Trial .........................................57

                                INDEX OF EXHIBITS

Exhibit A         Form of Voting Agreement

Exhibit B         Form of Stock Option Agreement

Exhibit C         Form of Telecommunications Regulatory Opinion

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 23, 2001, among VeriSign, Inc., a Delaware corporation ("Parent"), Illinois Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("Merger Sub"), and Illuminet Holdings, Inc., a Delaware corporation ("Company").

                                    RECITALS

     A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law").

     B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of Company are entering into a Voting Agreement with Parent in the form of Exhibit A (the "Voting Agreement").

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and Company are entering into a Stock Option Agreement in the form of Exhibit B (the "Stock Option Agreement").

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this
         ----------
Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement,
         -----------------------
the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, located at Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger
         --------------------
shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.
         ------------------------------------

         (a) At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is "Illuminet Holdings, Inc."

         (b) At the Effective Time, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

     1.5 Directors and Officers. The initial directors of the Surviving
         ----------------------
Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this
         -----------------------
Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

         (a) Conversion of Company Common Stock. Each share of common stock, par
             ----------------------------------
value $0.01 per share, of Company, including each attached right ("Company Right") issued pursuant to the Rights Agreement dated November 20, 1998 ("Company Rights Agreement"), between Company and UMB Bank, N.A., as rights agent ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive 0.93 (the "Exchange Ratio") of a share of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. No fraction of a share of Parent Common Stock will be

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issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). Company Common Stock that is Company Restricted Stock (as defined in Section 1.9) shall be subject to the provisions of Section 1.9.

         (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of
             ----------------------------------------------------
Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time,
             -------------------------------------------
all options to purchase Company Common Stock then outstanding under (i) Company's 1997 Equity Incentive Plan (the "Company Stock Option Plan") and (ii) the option granted to Roger Moore shall be converted in accordance with Section
5.8 of this Agreement. Rights outstanding under Company's 1999 Employee Stock Purchase Plan (the "Company ESPP") shall be treated as set forth in Section 5.8 of this Agreement.

         (d) Capital Stock of Merger Sub. Each share of common stock, par value
             ---------------------------
$0.00001 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

         (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted
             -----------------------------
to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7 Exchange of Certificates.
         ------------------------

         (a) Exchange Agent. Parent shall select an institution reasonably
             --------------
acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

         (b) Exchange Fund. Promptly after the Effective Time, Parent shall make
             -------------
available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

         (c) Exchange Procedures. Promptly after the Effective Time, Parent
             -------------------
shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall

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specify that delivery shall be effected, and risk of loss and title to the
Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Section 1.6(a)(which shall be in uncertificated book entry form unless a physical certificate is requested or required by applicable law or regulation), payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         (d) Distributions With Respect to Unexchanged Shares. No dividends or
             ------------------------------------------------
other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

         (e) Fractional Shares. (i) As promptly as practicable following the
             ----------------
Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of

Company Common Stock pursuant to Section 1.7(c) (such excess, the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

         (ii) The sale of the excess shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after aggregating all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(c).

         (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this
Section 1.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to
Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market, regular session, for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(b) or
(e).

     (f) Required Withholding. Each of the Exchange Agent, Parent and the
         --------------------
Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(b)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) Lost, Stolen or Destroyed Certificates. In the event that any
         --------------------------------------
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         (h) No Liability. Notwithstanding anything to the contrary in this
             ------------
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (i) Termination of Exchange Fund. Any portion of the Exchange Fund
             ----------------------------
which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of
         ---------------------------------------------------
Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Restricted Stock. If any shares of Company Common Stock that are
         ----------------
outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by Company upon any termination of the stockholders' employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common

Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, is set forth in
Part 1.9 of the Company Disclosure Letter.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger
          ----------------
shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Alternative Transaction Structure. The parties agree that Parent may
          ---------------------------------
change the method of effecting the business combination with Company, including by merging Company with an affiliate of Parent, and Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment does not substantively affect this Agreement or adversely affect the rights and obligations of Company or its stockholders); provided however that such affiliate shall become a party to, and agree to be bound by, the terms of this Agreement and that any action taken pursuant to this Section 1.11 shall not (i) alter or change the kind or amount of consideration to be issued to the holders of Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax consequences of the transaction to the holders of Company Common Stock, (iii) significantly delay the receipt of any required regulatory approval or (iv) otherwise cause the closing conditions in Article VI to not be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

     1.12 Taking of Necessary Action; Further Action. If, at any time after the
          ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in Company's (A) Annual Report on Form 10-K for the year ending December 31, 2000 or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled "risks and uncertainties", "forward looking statements" or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by Company to Parent dated as of the date hereof (the "Company Disclosure Letter") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Company represents and warrants to Parent and Merger Sub as follows:

     2.1 Organization; Subsidiaries.
         --------------------------

         (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Company.

         (b) Neither Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1(b) of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract (as defined in Section 8.3), in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1(b) of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

         (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

     2.2 Company Capitalization.
         ----------------------

         (a) The authorized capital stock of Company consists solely of 150,000,000 shares of Company Common Stock, of which there were 32,661,554 shares issued and outstanding as of the close of business on September 20, 2001, 100,000 shares of preferred stock, par value $0.01 per share, of which 4,416 shares have been designated Series A Convertible Preferred, none of which are issued or outstanding, and 7,000 shares have been designated Series B Participating Cumulative Preference Stock, none of which are issued or outstanding, and 7,000,000 shares of Class A common stock, par value $0.01 per share, none of which are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which it is bound. As of the date of this Agreement, there are 5,000 shares of Company Common Stock held in treasury by Company. There are no shares of Company Restricted Stock issued or outstanding.

         (b) As of the close of business on September 20, 2001, (i) 2,872,494 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan for an aggregate exercise price of $45,271,670, (ii) 900,000 shares of Company Common Stock are subject to issuance pursuant to the non-qualified option granted to Roger Moore (together with the options set forth in clause (i) above, the "Company Options") for an aggregate exercise price of $2,124,000, and (iii) 300,000 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; (vi) the date on which such Company Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plan and the Stock Option Agreement. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except in connection with the Company Options, there are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger. Except as set forth in Part 2.2(b) of the Company Disclosure Letter, all of which terminate on or prior to the Closing, there are no outstanding or authorized stock appreciation, profit participation, "phantom stock," or other similar plans or Contracts with respect to Company or any of its subsidiaries.

         (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4).

     2.3 Obligations With Respect to Capital Stock. There are no equity
         -----------------------------------------
securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither Company nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. Except for the Company Rights Agreement and the Voting Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     2.4 Authority; Non-Contravention.
         ----------------------------

         (a) Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) The execution and delivery of this Agreement and the Stock Option Agreement by Company does not, and the performance of this Agreement and the Stock Option Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any Contract to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected.
Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company's or any of its subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to or a Material Adverse Effect on, Company, Parent or the Surviving Corporation as a result of the Merger.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") or other person, is required to be obtained or made by Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.18) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of the Registration Statement (as defined in Section 2.18),
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or antitrust laws of any foreign country, (iv) the filing of applications with the Federal Communications Commission for the authorization to transfer control of
(x) the Section 214 authorization held by subsidiary National Telemanagement Corporation d/b/a American Roaming Network ("NTC") and (y) radio station WPMS279 held by Company, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to, or have a Material Adverse Effect on, Company, Parent or the Surviving Corporation.

         (d) Except with respect to Company's ownership of NTC and its ownership of radio station WPMS279, neither Company nor any of its subsidiaries engages in any business or offers any product or service that is subject to regulation by the Federal Communications Commission, any state public service or utility commission, or foreign regulatory authority (collectively, "Communications Regulatory Agencies"), and no filing or other notification (including any tariff or other rate schedule) is required to be delivered to or filed with any

Communications Regulatory Agency with respect to (i) the business conducted or intended to be conducted by, or any product or service offered or intended to be offered by, Company or any of its subsidiaries or (ii) the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Voting Agreement or the consummation of the Merger and the other transactions contemplated hereby and thereby. Except as set forth in Part 2.4 of the Company Disclosure Letter, (i) neither Company nor its subsidiaries are, directly or indirectly, under the control of any regional or local exchange carrier, inter-exchange carrier or other communications entity regulated by any Communications Regulatory Agency (a "Telecommunications Entity") and no such Telecommunications Entity has the ability to, directly or indirectly, exercise any control, influence or direction with respect to the management or business operations of Company or any of its subsidiaries; (ii) to the personal knowledge of the Chief Financial Officer or Controller of Company, no shares of any class of stock or other voting interests of Company or any of its subsidiaries is owned, directly or indirectly, by any Telecommunications Entity and no Telecommunications Entity has any financial interest in the assets or operations of Company or its subsidiaries (other than as a customer or supplier in the ordinary course of business); (iii) none of the officers or directors of Company or any of its subsidiaries is a director or officer of any Telecommunications Entity, and no officer or director of any Telecommunications Entity is a director or officer of Company or any of its subsidiaries; (iv) neither Company nor any of its subsidiaries has been described as, or has represented itself to be, a Telecommunications Entity in (1) any Contract or other arrangement entered into by Company or any of its subsidiaries in connection with its business or the procurement of equipment or other property for use in the construction or operation of its network facilities, or (2) any filing with any Communications Regulatory Agency; and (v) neither Company nor any of its subsidiaries directly or indirectly own shares of any class of stock or other voting interests of any Telecommunications Entity, and neither Company nor any of its subsidiaries has any financial interest in the assets or operations of any Telecommunications Entity or its subsidiaries (other than as a customer or supplier in the ordinary course of business).

     2.5 SEC Filings; Company Financial Statements.
         -----------------------------------------

         (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement of Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any rela0ted notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's and its subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of June 30, 2001 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

         (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Company
         ------------------------------------
Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company or any of its subsidiaries of any of Company's or its subsidiaries' capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits or payment of any bonus to any of their directors or employees, in any case, in excess of 10% of any such amount prior to such increase, (v) any making of any loan or providing any advance to their directors or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated hereby,
(vi) any material change or alteration in the policy of Company or its subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants, (vii) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the use, acquisition or licensing of any material Intellectual Property (as defined in Section 2.9) other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (viii) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any material Contract (including any Contract related to any material network component, any material billing and collection or clearing house services, or any Contract related to any material third party database or data collection), (ix) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (x) any material revaluation by Company or any of its subsidiaries of any of their material assets, including writing off notes or accounts receivable other than in the ordinary course of business, or (xi) any material disruption to network operations or any material network outage, or any material failure to comply with the network standards and objectives established by Company or its subsidiaries, in any such case under clause (xi) above, that have resulted or could result in (1) a material breach of any Contract with a customer or other third party, (2) the payment of any penalties, (3) the issuance of any credits by Company or its subsidiaries outside of the ordinary course of business, or
(4) the issuance of any credits by Company or its subsidiaries in the ordinary course of business which, in the aggregate, exceed $250,000 calculated on an annual basis.

     2.7 Taxes.
         -----

         (a) Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

         (b) Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA") and other Taxes required to be withheld, except such Taxes which are not material to Company, and Company and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

         (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

         (d) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

         (e) No material adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

         (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

         (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

         (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or its subsidiaries.

         (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than among Company and its wholly owned subsidiaries.

         (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after December 31, 1994 pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

         (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

         (l) Company has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

         (m) Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

         (n) Neither Company nor any of its subsidiaries has incurred, has any liability, or has assumed any liability on behalf of a customer, for or in respect of any fees, Taxes, assessments or forfeitures due to or imposed by any Communications Regulatory Agency in connection with the provision of any product or service by Company or any of its subsidiaries.

     For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     2.8 Title and Operation of Properties.
         ---------------------------------

         (a) Part 2.8 of the Company Disclosure Letter lists all real property owned by Company or any of its subsidiaries and all real property leases to which Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $500,000 or provide for annual payments in excess of $500,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Company or any of its subsidiaries that is material to Company.

         (b) Company or one of its subsidiaries (i) has good and marketable title to all the property and assets reflected in the latest balance sheet included in the Company Financials as being owned by Company or any of its subsidiaries or acquired after the date thereof which are material to Company (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the latest financial statements included in such Company Financials or acquired after the date thereof which are material to Company (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by lessee or, to Company's knowledge, the lessor.

     2.9 Intellectual Property. For the purposes of this Agreement, the
         ---------------------
following terms have the following definitions:

         "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
(vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, (viii) all privacy, publicity and any similar or equivalent rights throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

         "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

         "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

         "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

         (a) No material Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, law, regulation or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may materially and adversely affect the validity, use or enforceability of such Company Intellectual Property.

         (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property.

         (c) Company or one of its subsidiaries (i) owns or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Intellectual Property used in the business of Company and its subsidiaries, and (ii) owns and has good and exclusive title to or has an exclusive license to each material item of Company Intellectual Property, free and clear of any material Encumbrance.

         (d) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

         (e) Part 2.9(e) of the Company Disclosure Letter lists all material contracts, licenses and agreements to which Company or its subsidiaries is a party (i) with respect to material Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company or any of its subsidiaries, including any Contracts relating to access by Company or its subsidiaries to material third party databases or data collections owned by third parties.

         (f) The operation of the business of Company and its subsidiaries as such business currently is conducted, including Company's or its subsidiaries' design, development, marketing and sale of the products or services of Company or its subsidiaries (including with respect to products currently under development) has not, does not and will not, to Company's knowledge, infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

         (g) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

         (h) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

         (i) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets.

     2.10 Compliance with Laws.
          --------------------

          (a) Neither Company nor any of its subsidiaries is in material conflict with, or in material default or in material violation of any material Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected. To Company's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Company or any of its subsidiaries against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no Legal Requirement binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

         (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company and its subsidiaries as currently conducted (collectively, the "Company Permits"), and are in material compliance with the terms of the Company Permits.

     2.11 Litigation. There are no claims, suits, actions or proceedings pending
          ----------
or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company, Parent or the Surviving Corporation following the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company or any of its subsidiaries or filed in any legal proceeding or otherwise the legal right of Company or any of its subsidiaries to conduct its business as currently conducted. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company or any of its subsidiaries to seek indemnification from Company or such subsidiary.

     2.12 Employee Benefit Plans.
          ----------------------

          (a) Definitions. With the exception of the definition of "Affiliate"
              -----------
set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12 and Section 5.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

              (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations issued thereunder;

              (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee (for the avoidance of doubt, "Company Employee Plan" does not include "Employee Agreements"); (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

              (iii) "COBRA" shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended;

              (iv) "DOL" shall mean the Department of Labor;

              (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

               (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation or similar agreement or contract between Company or any Affiliate and (A) any Employee, requiring annual or one time payments in excess of $25,000, or (B) any consultant, requiring annual or one time payments in excess of $50,000;

              (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

              (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

              (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company or any of its Affiliates, whether informally or formally, for the benefit of Employees outside the United States;

              (x) "IRS" shall mean the Internal Revenue Service;

              (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

              (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

              (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Part 2.12 of the Company Disclosure Letter contains an
              --------
accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither Company nor any of its Affiliates have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor do they have any intention or commitment to do any of the foregoing.

         (c) Documents. Company has provided to Parent: (i) correct and complete
             ---------
copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Company or its Affiliates that is material to Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

         (d) Employee Plan Compliance. (i) (A) Company or one of its Affiliates
             ------------------------
has performed in all material respects all obligations required to be performed by Company or its Affiliates under, and (B) none of Company of its Affiliates is in default or violation of, or has knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as "GUST"), or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet. All material filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted.

         (e) Pension Plans. Neither Company nor any Affiliate does now or has
             -------------
ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

         (f) Multiemployer Plans. At no time has Company or any of its
             -------------------
Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

         (g) No Post-Employment Obligations. No Company Employee Plan or
             ------------------------------
Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998 and the FMLA, and the regulations thereunder or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

         (h) COBRA; FMLA. The group health plans (as defined in Section 4980B(g)
             -----------
of the Code) that benefit employees of Company or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect Company, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Company's Employee Plans, covered employees, or qualified beneficiaries.

         (i) Effect of Transaction. The execution of this Agreement and the
             ---------------------
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

     (j) Employment Matters. Company and each of its subsidiaries: (i) is in
         ------------------
compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company or any of its subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company or any of its subsidiaries and disclosing to Company or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity.

          (k) Labor. No work stoppage or labor strike against Company or any of
              -----
its subsidiaries is pending, threatened or reasonably anticipated. Company does not know of any current, pending, threatened or reasonably anticipated activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to Company or its subsidiaries that is material to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company or any of its subsidiaries.

          (l) International Employee Plan. Each International Employee Plan has
              ---------------------------
been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

     2.13 Environmental Matters.
          ---------------------

          (a) Hazardous Material. Except as would not result in liability to
              ------------------
Company or any of its subsidiaries that is material to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not result in a
              ------------------------------
material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Company and its subsidiaries currently hold all
              -------
environmental approvals, permits, licenses, clearances and consents ("Environmental Permits") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No material action, proceeding,
              -------------------------
revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company or any of its subsidiaries concerning any Environmental Permit of Company or any of its subsidiaries, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any material environmental litigation or impose upon Company or any of its subsidiaries any environmental liability material to Company.

          (e) Radio Frequency Radiation Compliance. Company and its subsidiaries
              ------------------------------------
provide no service to the public that would be subject to the rules, regulations, standards and guidelines prescribed or established by (i) the Federal Communications Commission pursuant to Section 704(b) of the Telecommunications Act of 1996, as amended, and (ii) any other Communications Regulatory Agency, in each case relating to the environmental effects of radio frequency radiation.

     2.14 Certain Agreements. Neither Company nor any of its subsidiaries is a
          ------------------
party to or is bound by:

          (a) any employment or consulting Contract with any employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law or good faith and fair dealing may limit Company's or any of its subsidiaries' ability to terminate employees at will, or any consulting Contract;

          (b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any Contract of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

          (d) any Contract containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (e) any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

          (f) any Contract with regard to the acquisition or licensing of any material Intellectual Property other than licenses, assignment, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

          (g) any Contract with any (i) officer, (ii) director, (iii) holder of 5% or more of the capital stock of Company or (iv) subsidiary, in any case of
(i), (ii) and (iv), of Company or any subsidiary of Company;

          (h) any executed but not fully performed Contract providing for capital expenditures by Company or its subsidiaries in excess of $500,000;

          (i) any Contract material to the performance of Company's and its subsidiaries' network operations (such Contracts listed on Part 2.14(i) of the Company Disclosure Letter being a "Material Network Contract");

          (j) any Contract related to access to any material third party database or data collection;

          (k) any material billing and collection or clearing house Contract; or

          (l) any other Contract currently in effect, the cancellation of which would have a Material Adverse Effect on Company.

     The Contracts required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (l) above or pursuant to Section 2.9 or are required to be filed with any Company SEC Report ("Company Contracts") are valid and in full force and effect, except to the extent that such invalidity would not be material to Company. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would be material to Company.

     2.15 Customer Contracts and Network Operations.
          -----------------------------------------

          (a) Part 2.15(a) of the Disclosure Letter lists the ten customers of Company and its subsidiaries that have contributed the most revenue, in the aggregate, to Company and its subsidiaries in the current fiscal year ("Key Customers"). Part 2.15 of the Disclosure Letter also lists each material Contract between a Key Customer and Company or its subsidiaries ("Key Customer Contract"). Each Key Customer Contract is in full force and effect. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Key Customer Contract. Neither Company nor any of its subsidiaries has received any written or oral indication or assertion from any Key Customer that there has been any material problem with the service Company or its subsidiaries provide to such Key Customers or that a Key Customer desires to amend, decrease services pursuant to, terminate, relinquish or not renew any Key Customer Contract. No Contract with a Key Customer materially differs from Company's or subsidiaries' standard form contract for the applicable service in the form previously provided to Parent.

          (b) There has not occurred with respect to Company or its subsidiaries
(i) any material disruption to network operations or any network outage, (ii) any material delay in implementing any planned network build out or scheduled upgrading or maintenance activities, (iii) any material failure to comply with any network performance standards or objectives set forth in any material customer Contract or promulgated by Telcordia or the American National Standards Institute, or (iv) any failure to correct any material network deficiency or condition of which Company or its subsidiaries have knowledge that could cause or result in any of the foregoing (collectively, a "Network Failure"), which have resulted, or could result, in (1) a material breach of any material Contract with a customer or other third party, (2) the payment of any penalties or (3) the issuance of any credits by Company or its subsidiaries which, in the aggregate, exceed $150,000. Company or its subsidiaries have implemented remedial measures reasonably designed to prevent the reoccurrence of any Network Failure.

          (c) Neither Company nor any of its subsidiaries has provided to its customers or any third parties, other than in the ordinary course of business and consistent with the terms of the standard form customer contract for such product or service in the form previously provided to Parent, (i) any warranties, representations, covenants or guarantees regarding products or services provided by Company or its subsidiaries, including any warranties, representations, covenants or guarantees regarding network or service availability, service levels, operability or non-interruption; (ii) any rights to obtain refunds or credits with respect to any product or service provided by Company or its subsidiaries; and (iii) any indemnities with respect to intellectual property infringement or the performance or availability of any product or service of Company or any of its subsidiaries.

     2.16 Brokers' and Finders' Fees. Except for fees payable to Robertson
          --------------------------
Stephens, Inc. pursuant to an engagement letter dated May 4, 2001, a copy of which has been provided to Parent, neither Company nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.17 Insurance. Part 2.17 of the Company Disclosure Letter sets forth a
          ---------
list of all insurance policies and fidelity bonds carried by Company or any of its subsidiaries. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as is reasonably sufficient for the conduct of the business of Company and its subsidiaries, including to cover the replacement cost of the fixed assets used in Company's and its subsidiaries' businesses. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.18 Disclosure. The information supplied by Company for inclusion in the
          ----------
Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the meeting of Company's stockholders (the "Company Stockholders' Meeting") to consider the Company Stockholder Approvals, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The proxy statement included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

     2.19 Board Approval. The Board of Directors of Company has, as of the date
          --------------
of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its stockholders, and has approved this Agreement and the Stock Option Agreement and
(ii) declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

     2.20 Fairness Opinion. Company's Board of Directors has received a written
          ----------------
opinion from Robertson Stephens, Inc., dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by Company's stockholders in the Merger is fair to Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

     2.21 DGCL Section 203 and Rights Agreement. The restrictions contained in
          -------------------------------------
Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement or the Stock Option Agreement or to the consummation of the Merger. To Company's knowledge, no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a "Takeover Statute") applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. Company has
(i) duly authorized and executed an appropriate amendment to the Company Rights Agreement which amendment has been provided to Parent and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement, the Stock Option Agreement or the Voting Agreement, and the consummation of the transactions contemplated hereby and thereby (including the Merger) do not and will not result in Parent or Merger Sub being or becoming an "Acquiring Person" thereunder or the ability of any person to exercise a "Right" (as defined in the Company Rights Agreement) or enabling or requiring Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable and the Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Plan) has occurred prior to the date of this Agreement, nor will occur as a result of the entry by Company into this Agreement, the Stock Option Agreement or the Voting Agreement or the consummation of any of the transactions contemplated hereby and thereby.

     2.22 Affiliates. Part 2.22 of the Company Disclosure Letter is a complete
          ----------
list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in Parent's (A) Annual Report on Form 10-K for the year ending December 31, 2000 or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled "risk factors", "forward looking statements" or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by Parent to Company dated as of the date hereof (the "Parent Disclosure Letter") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such
Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent, Parent and Merger Sub represent and warrant as follows:

     3.1 Organization of Parent and Merger Sub.
         -------------------------------------

         (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

     3.2 Parent and Merger Sub Capitalization.
         ------------------------------------

         (a) The authorized capital stock of Parent consists solely of 1,000,000,000 shares of Parent Common Stock, of which there were 204,114,323 shares issued and outstanding as of the close of business on September 20, 2001, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

          (b) As of the close of business on September 20, 2001, (i) 21,308,338 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock, and (ii) 1,471,370 shares of Parent Common Stock are reserved for future issuance under Parent's 1998 Equity Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

          (c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, $0.00001 par value, all of which, as of the date hereof, are issued and outstanding and are held directly by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub has no subsidiaries.

         (d) Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

         (e) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

     3.3 Obligations With Respect to Capital Stock. Except as set forth in Part
         -----------------------------------------
3.3 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right or other Contract.

     3.4 Authority; Non-Contravention.
         ----------------------------

         (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, with respect to Parent, the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. No vote of Parent's stockholders is necessary to approve and adopt this Agreement or approve the Merger, and no approval of any holder of any securities of Parent is required in connection with the consummation of the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and

Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The Stock Option Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent, respectively, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) The execution and delivery of this Agreement by each of Parent and Merger Sub, and the Stock Option Agreement by Parent, does not, and the performance of this Agreement by Parent and Merger Sub, and the Stock Option Agreement by Parent, will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.4(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

         (c) No consent, approval, order or authorization of, or registration with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Voting Agreement in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

     3.5 SEC Filings; Parent Financial Statements.
         ----------------------------------------

         (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement of Parent's initial public offering, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of June 30, 2001 is hereinafter referred to as the "Parent Balance Sheet."

         (c) Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

         (d) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. Since the date of the Parent
         ------------------------------------
Balance Sheet there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

     3.7 Taxes. Parent is not aware of any fact, circumstance, plan or intention
         -----
on the part of Parent that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

     3.8 Intellectual Property. For the purposes of this Agreement, "Parent
         ---------------------
Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries.

         (a) No material Parent Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may materially and adversely affect the validity, use or enforceability of such Parent Intellectual Property, which proceeding, decree, order, judgment, agreement or stipulation would reasonably be expected to have a Material Adverse Effect on Parent.

         (b) To Parent's knowledge, the operation of the business of Parent as such business currently is conducted, including Parent's design, development, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent.

         (c) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegations if true, would reasonably be expected to have a Material Adverse Effect on Parent.

     3.9 Litigation. There are no claims, suits, actions or proceedings pending
         ----------
or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.10 Disclosure. The information supplied by Parent for inclusion in the
          ----------
Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Registration Statement and prospectus included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.11 Parent Contracts. Neither Parent nor any of its subsidiaries is in
          ----------------
breach or default under, and neither Parent nor any of its subsidiaries has received written notice that it has materially breached or defaulted, any of the terms or conditions of any Contract set forth on Part 3.11 of the Parent Disclosure Letter, in such a manner as would reasonably be expect to have a Material Adverse Effect on Parent.

     3.12 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse
          --------------------------
First Boston Corporation, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13 Board Approval. The Board of Directors of Parent has, (i) as of the
          --------------
date of this Agreement, determined that the Merger is fair to, and in the best interests of Parent and its stockholders, and has approved this Agreement and the Stock Option Agreement and (ii) reserved for issuance sufficient shares of Parent Common Stock to consummate the transactions contemplated hereby.

     3.14 DGCL Section 203. Neither Parent nor any affiliate is, or has been
          ----------------
during the past three years, an "interested stockholder" (as defined in Section 203 of the Delaware Law) of Company, other than as contemplated by this Agreement.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this
         ------------------------------
Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts (other than unsecured trade debt which it will pay consistent with past practice) and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business, operations or financial condition.

     In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, or except as set forth in Part 4.1 of the Disclosure Letter without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

         (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

         (b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

         (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

         (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

         (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

         (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and (iii) shares of Company Common Stock issuable to Parent (or a designee of Parent) pursuant to the Stock Option Agreement;

         (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

         (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries or enter into any material joint ventures, strategic relationships or alliances;

         (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries;

         (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its subsidiaries, enter into any "keep well" or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or
(ii) pursuant to existing credit facilities in the ordinary course of business;

         (k) Adopt or amend (other than any amendment required by law or regulation) any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

         (l) Make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to Parent;

         (m) Materially modify, amend or terminate any Company Contract or other material Contract to which Company or any subsidiary thereof is a party (including any Key Customer Contracts, any Material Network Contract, any material billing, collection or clearing house Contract, or any Contract related to access to any material third party databases or data collections) or waive, release or assign any material rights or claims thereunder;

         (n) Enter into any Contract with regard to the acquisition or licensing of any material Intellectual Property (as defined in Section 2.9) other than licenses, distribution Contracts, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

         (o) Enter into (A) any Contract that would be a Material Network Contract, (B) any Contract related to any material billing and collection or clearing house services, or (C) any Contract related to access to any material third party database or data collection, except in any such case in the ordinary course of business consistent with past practice;

         (p) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

         (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement, including with respect to the Company Rights Agreement or any Takeover Statute;

         (r) Take any action that would cause any representation or warranty of Company to become untrue or inaccurate; or

         (s) Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (r) above.

     4.2 No Parent Dividend. During the period from the date of this Agreement
         ------------------
and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent or split, combine or reclassify any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Parent, except to the extent that Company shall otherwise consent in writing.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other
         -----------------------------------------------------------------------
Filings.
-------

         (a) As promptly as practicable after the execution of this Agreement, Company will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

         (b) Each of Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Except where prohibited by applicable Legal Requirements, and subject to the mutual confidentiality agreement, dated as of September 10, 2001 (the "Confidentiality Agreement"), each of Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

     5.2 Meeting of Company Stockholders.
         -------------------------------

         (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene and hold the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to
Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law and its Certificate of Incorporation and Bylaws. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy

Statement/Prospectus is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.3), or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

         (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

         (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer,
(iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.3 or this Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than twenty-four hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable judgment (after consultation with a financial advisor of national standing) to be more favorable to Company stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the reasonable judgment of Company's Board of Directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

         (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of Company shall not recommend that the stockholders of Company tender their shares in connection with a tender offer except to the extent that the Board of Directors determines in its good faith judgment, after consultation with outside counsel and a financial advisor of national standing, that the tender offer constitutes a Superior Offer and that such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary duties to Company's stockholders under applicable law.

     5.3 No Solicitation.
         ---------------

         (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.3(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (after consultation with a financial advisor of national standing) may constitute a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement (as defined in Section 5.1), (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by Company.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction, other than as set forth on Part 5.3(a) of the Company Disclosure Letter; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of Company and its subsidiaries; or (C) any liquidation or dissolution of Company.

         (b) In addition to the obligations of Company set forth in paragraph
(a) of this Section 5.3, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which

Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written materials provided to Company in connection with any such request, Acquisition Proposal or inquiry.

     5.4 Confidentiality; Access to Information.
         --------------------------------------

         (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

         (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5 Public Disclosure. Parent and Company will consult with each other, and
         -----------------
to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6 Reasonable Efforts; Notification.
         --------------------------------

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental

Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation (i) to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), or (ii) imposing or seeking to impose or confirm any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

         (b) Each of Company and Parent will give prompt notice to the other of
(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof,
         --------------------
Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 Stock Options and ESPP.
         ----------------------

         (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be converted into an option to purchase Parent Common Stock. Each Company Option so converted will continue to have, and be subject to, substantially the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all converted Company Options after the Effective Time.

         (b) Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the Option Period(s) under such plan which includes the Effective Time (the "Current Offerings") such that a new purchase date for each such Option Period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the earlier of
(i) the Effective Time or (ii) the date upon which the Company ESPP terminates by its terms. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

     5.9 Form S-8. Parent agrees to file a registration statement on Form S-8
         --------
for the shares of Parent Common Stock issuable with respect to converted Company Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement on a basis comparable to registration statements applicable to other outstanding stock options of the Parent.

     5.10 Indemnification.
          ---------------

          (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification Contracts between Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof, in each case, subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

          (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 200% of such annual premium).

          (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

     5.11 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq
          --------------
Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

     5.12 Letter of Company's Accountants. Company shall use all reasonable
          -------------------------------
efforts to cause to be delivered to Parent a letter of Company's independent accountants, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.13 Takeover Statutes; Company Rights Agreement.
          -------------------------------------------

          (a) No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to any Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

          (b) Company shall promptly take all actions necessary in order to ensure that the entering into of this Agreement, the Stock Option Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby and any other action, or combination of actions in furtherance hereof and thereof, do not and will not result in the ability of any person to exercise a Company Right under the Company Rights Agreement or enable or require the Company Right to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

     5.14 Certain Employee Benefits.
          -------------------------

          (a) As soon as practicable after the execution of this Agreement, Parent and Company shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Company and its Affiliates employees following the Merger. The Company and its Affiliates shall take such actions as are necessary to terminate any Company Employee Plans and any leased employee arrangement immediately prior to the Closing Date, unless otherwise agreed to by Parent and Company; provided that those employees of Company or any of its Affiliates who are eligible to participate in each such Company Employee Plans shall be provided the opportunity to participate in a employee benefit plan maintained by Parent. The Company and its Affiliates agree that they shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than agreements disclosed in Part 5.14 of the Company Disclosure Letter) prior to the Closing Date.

          (b) Employees of Company and its subsidiaries will be granted credit for all service with Company, its subsidiaries or its Affiliates under each Company employee benefit plan, program or arrangement of Parent or its Affiliates in which such Employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan. To the extent that Employees become eligible to participate in a medical, dental or health plan of Parent or its Affiliates in lieu of the Company's Employee Plan, Parent will cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or health plans maintained or contributed to by Company (but only to the extent corresponding exclusions and limitations were satisfied by such Employees under the applicable medical, dental or health plans maintained or contributed to by Company); and (ii) credit any deductible or out of pocket expenses incurred by the Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

          (c) With respect to matters described in this Section 5.14, Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its Employees.

     5.15 Section 16 Matters. Provided that Company delivers to Parent the
          ------------------
Section 16 Information (as defined below) in a timely fashion, Parent and Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by
Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent.

     5.16 Company Affiliates; Restrictive Legend. Parent will give stop transfer
          --------------------------------------
instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any Company Affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE TRANSFERRED ONLY (A) IN CONFORMITY WITH RULE 145(D) UNDER SUCH ACT OR
(B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The
         ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a) Company Stockholder Approval. This Agreement shall have been
             ----------------------------
approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents.

         (b) Registration Statement Effective; Proxy Statement. The SEC shall
             -------------------------------------------------
have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

         (c) No Order; HSR Act. No Governmental Entity shall have enacted,
             -----------------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated. Any other material foreign antitrust approvals required to be obtained prior to the consummation of the Merger shall have been obtained.

         (d) Nasdaq Listing. The shares of Parent Common Stock to be issued in
             --------------
the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

     6.2 Additional Conditions to Obligations of Company. The obligation of
         -----------------------------------------------
Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

         (a) Representations and Warranties. Each representation and warranty of
             ------------------------------
Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

         (b) Agreements and Covenants. Parent and Merger Sub shall have
             ------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

         (c) Material Adverse Effect. No Material Adverse Effect with respect to
             -----------------------
Parent shall have occurred since the date of this Agreement and be continuing.

         (d) Tax Opinion. Company shall have received an opinion of Blackwell Sanders Peper Martin LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The
         -----------------------------------------------------------------
obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

         (a) Representations and Warranties. Each representation and warranty of
             ------------------------------
Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

         (b) Agreements and Covenants. Company shall have performed or complied
             ------------------------
in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

         (c) Material Adverse Effect. No Material Adverse Effect with respect to
             -----------------------
Company shall have occurred since the date of this Agreement and be continuing.

         (d) Legal Opinion. Parent shall have received the written legal opinion
             -------------
of Kraskin, Lesse & Cosson, LLP, telecommunications legal counsel to Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, covering the matters set forth on Exhibit C.

         (e) No Restraints. There shall not be instituted, pending or threatened
             -------------
any action, proceeding or hearing by any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company's business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

         (f) Consents. (i) All material required approvals or consents of any
             --------
Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained and become final and non-appealable (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired), and (ii) all such approvals and consents which have been obtained shall have been so obtained on terms that are not reasonably likely to materially affect the ownership or operations of business by Parent.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the
         -----------
Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

         (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

         (b) by either Company or Parent if the Merger shall not have been consummated by September 30, 2002 (the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

         (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

         (d) by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

         (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

         (f) by Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Parent shall have occurred; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent, or Material Adverse Effect on Parent, is curable prior to the Outside Date by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Parent (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if such breach by Parent or Material Adverse Effect on Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

         (g) by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Company shall have occurred; provided that if such inaccuracy in Company's representations and warranties or breach by Company, or Material Adverse Effect on Company, is curable prior to the Outside Date by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Company (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by Company or Material Adverse Effect on Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

     For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or other Contract accepting any Acquisition Proposal;
(vi) Company shall have materially breached any of the provisions of Sections
5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any proper termination of
         --------------------------------------------
this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses.
         -----------------

         (a) General. Except as set forth in this Section 7.3, all fees and
             -------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         (b) Company Payments. In the event that this Agreement is terminated by
             ----------------
Parent or Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or 7.1(g), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $45.5 million in immediately available funds (the "Termination Fee"); provided, that in the case of a termination under Sections 7.1(b), 7.1(d) or 7.1(g) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 18 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into a Contract providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of any such Company Acquisition or the entry by Company into any such Contract. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

         For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company or its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by
         ---------
the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and Company; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company. The agreement of Parent to any amendment shall be deemed to be the agreement of Merger Sub to such amendment.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party
         -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Merger Sub and vice versa,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and
         ----------------------------------------------
warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in
         -------
writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         (a) if to Parent or Merger Sub, to:

             VeriSign, Inc.
             487 East Middlefield Road
             Mountain View, California 94043
             Attention: James M. Ulam, General Counsel
             Facsimile No.: 650-426-5113

             with a copy to:

             Fenwick & West LLP
             Two Palo Alto Square
             Palo Alto, California 94306
             Attention: Gordon K. Davidson
                        Douglas N. Cogen
                        Jeffrey R. Vetter
             Facsimile No.: 650-494-1417

         (b) if to Company, to:

             Illuminet Holdings, Inc.
             4501 Intelco Loop
             Lacey, Washington 98503
             Attention: Chief Executive Officer
             Facsimile No.: 360-923-3440

             with a copy to:

             Blackwell Sanders Peper Martin LLP
             Two Pershing Square
             2300 Main Street
             Suite 1000
             Kansas City, Missouri 14108
             Attention:  James M. Ash
                         Shari L. Wright
             Facsimile No.:  816-983-8080

     8.3 Interpretation; Certain Defined Terms.
         -------------------------------------

         (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         (b) For purposes of this Agreement, other than Section 2.12, the term "affiliates" shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first-mentioned person;

         (c) For purposes of this Agreement, the term "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature.

         (d) For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         (e) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the officers (with respect to Company, only those officers set forth on Part 8.3 of the Company Disclosure Letter (the "Disclosure Officers")) or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter. Any such person will be deemed to have actual knowledge of a matter if
(i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession within the past year, including personal files of such individual, (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (iii) such knowledge could be obtained from reasonable inquiry of the individuals who directly report to the Disclosure Officers or any individuals employed by such party charged with senior administrative or operational responsibility for such matters for such party.

         (f) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to (1) the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries or
(2) the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such change, event, violation, inaccuracy, circumstance or effect, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect set forth in (1) or (2) above, directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes in the trading prices for such entity's capital stock.

         (g) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         (h) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.4 Counterparts. This Agreement may be executed in one or more
         ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its
         -------------------------------------------
Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Stock Option Agreement, the Voting Agreement, the Company Disclosure Letter and the Parent Disclosure Letter and any non-competition agreement between Parent and employees of Company or its subsidiaries (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement or the
         ------------
application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided
         ------------------------------------
herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been
         ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its
          ----------
rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY
          --------------------
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                 VERISIGN, INC.


                                 By: /s/ Stratton D. Sclavos
                                     -------------------------------------------
                                 Name:  Stratton D. Sclavos
                                 Title:  President and Chief Executive Officer


                                 ILLINOIS ACQUISITION CORPORATION


                                 By: /s/ Stratton D. Sclavos
                                     -------------------------------------------
                                 Name:  Stratton D. Sclavos
                                 Title:  Chief Executive Officer


                                 ILLUMINET HOLDINGS, INC.


                                 By: /s/ Roger H. Moore
                                     -------------------------------------------
                                 Name: Roger H. Moore
                                 Title:  President and Chief Executive Officer